Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A of  Frontegra Phocas Small Cap Value Fund, a series of Frontegra Funds, Inc., (formerly Phocas Small Cap Value Fund, a series of Advisors Series Trust) and to the use of our report dated August 26, 2010 on the financial statements and financial highlights included in the 2010 Annual Report.   Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 6, 2010